EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-254014) of our report dated September 21, 2023, with respect to the consolidated financial statements of Natural Alternatives International, Inc. included in this Annual Report (Form 10-K) of Natural Alternatives International, Inc. for the fiscal year ended  June 30, 2023.

/s/ HASKELL & WHITE LLP

Irvine, California

September 21, 2023